Exhibit 23.1




                         CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Valence Technology, Inc. and subsidiaries (companies in the development stage) (the "Company") on Form S-8 (File Nos. 33-48982 and 33-60562) of our report dated May 8, 1998, on our audits of the consolidated financial statements of the Company as of March 29, 1998 and March 30, 1997, and for the period of March 3, 1989 (date of inception) to March 29, 1998 and for each of the years ending March 29, 1998, March 30, 1997 and March 31, 1996, which report is included in this annual report on Form 10-K.

                                        COOPERS & LYBRAND L.L.P.


San Jose, California
June 29, 1998